Exhibit 10.3

Execution Copy

GOVERNANCE AGREEMENT

dated as of

January 1, 2018

among

GRAPHIC PACKAGING HOLDING COMPANY,

GRAPHIC PACKAGING INTERNATIONAL PARTNERS, LLC

AND

INTERNATIONAL PAPER COMPANY

i

GOVERNANCE AGREEMENT

GOVERNANCE AGREEMENT (this “Agreement”), dated as of January 1, 2018, by and among Graphic Packaging Holding Company, a Delaware corporation (“Parent”), Graphic Packaging International Partners, LLC (f/k/a Gazelle Newco LLC), a Delaware limited liability company (“Issuer”), and International Paper Company, a New York corporation (“Impala”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Transaction Agreement, dated October 23, 2017 (the “Transaction Agreement”), by and among Impala, Parent, Issuer and Graphic Packaging International, Inc. (n/k/a Graphic Packaging International, LLC), a Delaware corporation (“GPI”), Impala and Parent have agreed to combine the Transferred Business (as defined in the Transaction Agreement) with the business of GPI and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, as a material inducement to the parties hereto entering into the Transaction Agreement, such parties shall enter into this Agreement at the Closing of the Transactions contemplated by the Transaction Agreement, to govern certain of their rights, duties and obligations following the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement. The following terms shall have the meanings set forth in this Section 1.01:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that in no event shall Parent, the Company, any of their respective Subsidiaries, or any of their other controlled Affiliates be deemed to be Affiliates of Impala for purposes of this Agreement. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

‘‘Board” means the Board of Directors of Parent.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

“Common Unit(s)” shall have the meaning ascribed to such term in the LLC Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Issuer, GPI Holding III, LLC, a Delaware limited liability company, Parent and Impala.

“Holder” means Impala or any Permitted Transferee.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, stock exchange rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement dated as of January 1, 2018, by and among Issuer, its Members (as defined therein) and each other Person who at any time becomes a Member in accordance with the terms of the agreement and the DLLCA (as defined therein) and, solely for purposes of certain sections, Parent.

“Parent Securities” means (i) the Common Stock, (ii) any preferred stock of Parent, (iii) any other common stock issued by Parent and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock or any other common or preferred stock issued by Parent.“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between Impala and Parent.

“Representative” shall mean, with respect to any Person, any of such Person’s Affiliates, directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Securities Act” means the Securities Act of 1933.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in (x) the equity or (y) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Transaction Agreements” shall have the meaning of such term as defined in the Transaction Agreement.

Section 1.02 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the section or agreement indicated.

Term	Page
Agreement	1
Confidential Information	7
GPI	1
Impala	1
Impala Filings	5
Impala Financing	6

Term	Page
Issuer	1
Issuer Information	5
Parent	1
Permitted Transferee	9
Standstill Period	4
Transaction Agreement	1

Section 1.03 Rules of Construction. When a reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article, Exhibit and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used herein, “to the extent” means “to the degree of” and not “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to any Law shall be deemed to refer to such Law, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto. References to any Person shall be deemed to refer to that Person’s successors and permitted assigns.

ARTICLE II

STANDSTILL

Section 2.01 Standstill Agreement. Each Holder agrees that, except as provided in this Agreement or any other Transaction Agreement, during the Standstill Period, neither such Holder nor any of such Holder’s controlled Affiliates will, unless specifically invited in writing by Parent, directly or indirectly, alone or in concert with any other person: (i) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or any rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of Parent or any of its Subsidiaries; (ii) make or otherwise become a “participant” in any “solicitation” of “proxies” to vote (as such terms are used in the Exchange Act), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Parent; (iii) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Parent; (iv) publicly offer, seek, or propose to acquire, outside the ordinary course of business, any of the assets of Parent or any of its Subsidiaries, (v) otherwise propose or participate in a proposal to Parent or any of its Affiliates or any other Person with respect to any merger, business combination, consolidation, sale, restructuring, reorganization, recapitalization, extraordinary dividend, or other transaction involving Parent or any of its Subsidiaries; (vi) otherwise seek to control, change or influence the management or Board of Parent or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of Parent or any of its Affiliates; or (vii) announce an intention to take, or enter into any arrangement or understanding with others to take, any of the actions restricted or prohibited under clauses (i) through (vii) of this Section 2.01, or take any action that would result in Parent having to make a public announcement regarding any of the matters referred to in clauses (i) through (vii) of this Section 2.01. Impala may make any request or proposal (but only privately to Parent or the Board of Parent and not publicly) to amend, waive or terminate any provision of this Section 2.01. “Standstill Period” means the five (5) year period beginning on the date hereof. Notwithstanding the foregoing, the restrictions contained in this Section 2.01 shall cease immediately if (x) Parent enters into a definitive agreement to engage in, or makes a public announcement of an intention to engage in, a business combination, recapitalization or other transaction that would result in an acquisition, directly or indirectly, by any other Person or group of a majority of the voting securities or assets of Parent or (y) any tender offer or exchange offer has been commenced for at least a majority of Parent’s voting securities; provided that, in the event that such business combination, recapitalization or other transaction or tender or exchange offer is withdrawn, terminated or otherwise not consummated, each Holder will thereafter be subject to the restrictions contained in this Section 2.01 until the end of the Standstill Period, except with respect to any transaction that has been proposed by any Holder prior to the time such business combination, recapitalization or other transaction or tender or exchange offer is withdrawn, terminated or otherwise not consummated. Notwithstanding the foregoing, no Holder shall be prohibited from making any confidential, non-

public proposal to Parent, provided that such proposal is communicated solely to the Board of Directors, or a committee thereof, of Parent, is not reasonably intended to require Parent to make public disclosure with respect to such proposal and is otherwise held confidential, and distribution thereof is restricted by such Holder and its Representatives in accordance with the terms of this Agreement as Confidential Information pursuant to Section 3.03.

ARTICLE III

OTHER COVENANTS AND AGREEMENTS

Section 3.01 Access to Information. From and after the date of this Agreement, and for so long as Impala has one or more classes of securities registered pursuant to the Exchange Act, the Issuer shall deliver to Impala all information or documentation of the Issuer and its Subsidiaries as may be reasonably requested by Impala for any purpose related to its investment in the Issuer (including, without limitation, to comply with Rules 3-09 and 4-08(g) of Regulation S-X) (such information and documentation, collectively, “Issuer Information”). In connection with the foregoing, the Issuer shall use its reasonable best efforts to:

(a) provide all Issuer Information requested by Impala pursuant to this Section 3.01 in a timely manner on the dates requested by Impala; provided that where practicable, Impala shall make its request for such information no later than five (5) Business Days prior to the date that Impala expects the Issuer to provide such information;

(b) provide Impala with a reasonable estimate of the net earnings of Issuer and its Subsidiaries no later than four (4) Business Days following the end of each month and any deviations therefrom discovered by Issuer in performing its monthly accounting closing no later than six (6) Business Days following the end of each month;

(c) cooperate with Impala and its Representatives, and shall cause its Representatives to cooperate with Impala and its Representatives, to the extent reasonably requested by Impala and solely to the extent related to the Issuer and its operations and at Impala’s sole cost and expense, in the preparation of Impala’s press releases, public securities filings and related documents required under applicable Law, including the Securities Act or the Exchange Act, as applicable, or other materials used in connection with any Impala Financing (as defined below) (collectively, “Impala Filings”);

(d) cause its independent certified public accountants to consent to any reference to them as experts in any Impala Filings required under any Law;

(e) reasonably cooperate with Impala and its Representatives, and shall cause its Representatives to reasonably cooperate with Impala and its Representatives, and Impala shall, and shall cause its Representatives to, reasonably cooperate with the Issuer and its Representatives, with regard to the timing of Impala Filings that are required to contain financial information of the Issuer; provided that the Issuer shall use its reasonable efforts to deliver to Impala all Issuer Information required to be included in any quarterly or annual filing within 25 days following the end of each fiscal quarter (or 40 days following the end of each fiscal year) and, to the extent Impala and the Issuer cease to report its financial statements using the same fiscal year-end, such dates shall be adjusted accordingly;

(f) indemnify and reimburse, to the fullest extent permitted by Law, Impala and each of its Affiliates, and each of its and its Affiliates’ employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls (within the meaning of the Securities Act or the Exchange Act) Impala against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Impala Filing or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, relating to Issuer Information furnished in writing to Impala by the Issuer or its Representatives expressly for inclusion therein.

(g) Impala and its Representatives will indemnify and reimburse, to the fullest extent permitted by Law, each of Parent, the Issuer and each of their Affiliates, and each of their and their Affiliates’ employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls (within the meaning of the Securities Act or the Exchange Act) Parent or the Issuer against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Impala Filing or in connection with any Impala Financing or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading relating to any information included therein except insofar as any such statements are made in reliance upon and in conformity with Issuer Information furnished in writing to Impala by the Issuer for use therein.

Section 3.02 Impala Financing. To the extent that Impala seeks to raise debt or equity financing (“Impala Financing”) during the term of this Agreement and financial, operating or other information of the Issuer is reasonably required in connection therewith, the Issuer agrees to use its reasonable best efforts to provide, and will cause its Subsidiaries and its and their officers, directors and employees to use their respective reasonable efforts to provide, and will use its reasonable efforts to direct its and their Representatives to provide, in each case, at the sole expense of Impala, all customary cooperation reasonably requested by Impala in connection with the arrangement of such Impala Financing. Notwithstanding the foregoing: (a) such requested cooperation will not require taking any action that would: (i) unreasonably disrupt the operations of Parent, Issuer or their Subsidiaries; or (ii) cause significant competitive harm to Parent or Issuer; (b) nothing in this Section 3.02 will require cooperation to the extent that it would cause any breach of this Agreement; (c) neither Parent, Issuer nor any of their Subsidiaries will be required to: (i) pay any commitment or other similar fee; (ii) incur or assume any liability in connection with the Impala Financing; (iii) provide access to or disclose information that would contravene any applicable Law or Contract; or (iv) waive or amend any terms of this Agreement or any other Contract to which Parent, Issuer or any of their Subsidiaries is party; and (d) none of the directors of Parent or Issuer, acting in such capacity, will be required to execute, deliver or enter into or perform any Contract with respect to the Impala Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Impala Financing is obtained.

Section 3.03 Confidentiality. Impala shall keep confidential any and all confidential, proprietary or non-public information of or concerning the performance, terms, business, operations, activities, personnel, finances, actual or potential investments, plans, compensation, customers or suppliers of the Issuer or any of its Subsidiaries, written or oral, obtained by Impala in connection with its ownership of Common Units and its rights under Section 3.01 of this Agreement (“Confidential Information”) and shall not disclose any such Confidential Information (or use the same except to the extent the use or disclosure of Confidential Information is permitted by this Agreement or any other Transaction Agreement) to unaffiliated Persons, provided that Impala may disclose, or may permit disclosure of, Confidential Information (i) to its Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to Impala and in respect of whose failure to comply with such obligations, Impala will be responsible, (ii) if Impala or any of its Representatives that receive Confidential Information or are controlled by Impala are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by Impala or its Representatives against Parent or its Affiliates or vice versa, (iv) as necessary in order to permit Impala to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange rule or (v) as reasonably necessary to be disclosed in materials used in connection with any Impala Financing; provided that as far in advance as reasonably practicable before making such disclosure, Impala will furnish to Parent and Issuer copies of the portion of any document containing such Confidential Information and prepared to be used in connection therewith, and Parent and Issuer shall have the opportunity reasonably to comment upon, or object to, the information contained therein and Impala will make corrections reasonably requested by Parent and Issuer with respect to such information. Impala further agrees to use (and to cause each of its Representatives that receive Confidential Information and are controlled by Impala to use) at least the same degree of efforts to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft as such Persons apply with respect to their own information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Impala shall provide Issuer with written notice as promptly as practicable of any such request or requirement and Issuer may seek a protective order or other appropriate remedy, which such parties will cooperate in obtaining (at Issuer’s sole cost and expense). In the event that such appropriate protective order or other remedy is not obtained, Impala shall furnish, or cause to be furnished, only that portion of the Confidential Information that is necessary to be disclosed and shall use its reasonable best efforts to cooperate with Issuer to obtain confidential treatment of such disclosed information, at Issuer’s sole cost and expense. Notwithstanding the foregoing, Confidential Information shall not include information that is or was (A) in the public domain through no action of Impala or its Representatives in violation of this Agreement, (B) acquired from other sources by Impala or its Representatives to which it was furnished, (C) independently developed by Impala or its Representatives without reference to the Confidential Information of the Issuer or its Subsidiaries and without a breach of this Agreement or (D) approved for release by written authorization of the Issuer; provided, however, in the case of clause (B) that, to the knowledge of Impala, such sources did not provide such information in breach of any confidentiality obligations. The provisions of this Section 3.03 shall survive until one (1) year after such time as Impala and its Affiliates cease to have a right to information under Section 3.01.

Section 3.04 Prohibited Actions. Without the prior written consent of Impala, Parent shall not, and shall cause its Subsidiaries not to:

(a) transfer, sell, assign or otherwise dispose of in a taxable transaction any Transferred Asset (as defined in the Transaction Agreement) prior to the third anniversary of the date of this Agreement (other than (i) sales of Inventory (as defined in the Transaction Agreement) in the ordinary course, (ii) the sale of certain machinery to Impala as contemplated by the Transaction Agreement, (iii) disposal or scrapping of obsolete, damaged or unusable assets; or (iv) immaterial sales);

(b) cause Issuer or any domestic Subsidiary of Issuer that is treated as a partnership or disregarded entity for U.S. federal income tax purposes to elect to be treated as a corporation for U.S. federal income tax purposes, or contribute, convey, assign or transfer any assets of such entity to any Affiliate of Issuer that is treated as a corporation for U.S. federal income tax purposes, until such time as Impala no longer holds any Common Units;

(c) guarantee any indebtedness for money borrowed of Issuer or any of its Subsidiaries (other than existing guarantees under bond indentures and guarantees by Issuer and its Subsidiaries of indebtedness of Issuer and its Subsidiaries), until such time as Impala no longer holds any Common Units;

(d) voluntarily prepay or amend the principal amount or amortization terms of the Assumed Debt prior to the second anniversary of the date of this Agreement (other than, for the avoidance of doubt, the release of Impala’s guarantee of the Assumed Debt); or

(e) agree, resolve or commit to do any of the foregoing.

Section 3.05 Outside Activities of Parent. During the period that Impala holds Common Units, Parent shall not, directly or indirectly, enter into or conduct any business or operations, or own any assets or incur any liabilities, other than in connection with (a) the ownership, acquisition or disposition of Common Units, (b) the management of the business and affairs of the Intermediate Entities (as defined in the LLC Agreement), Issuer and its Subsidiaries, (c) the operation of Parent as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to Issuer, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that except as otherwise provided herein or in the Transaction Agreements, the net proceeds of any financing raised by Parent pursuant to the preceding clauses (d) and (e) shall be made available to Issuer, whether as capital contributions, loans or otherwise, in the same form and on terms no less favorable to Issuer than the terms on which such financing was obtained by Parent. Notwithstanding the foregoing, nothing in this Section 3.05 shall prohibit Parent, directly or indirectly from (i) acquiring businesses, assets, equity, or other property from any Person or using Parent Securities, cash or other property as consideration in a merger, purchase or any other form of business combination transaction, so long as such acquired businesses, assets, equity or property are contributed to the Issuer as soon as reasonably practicable, (ii) being involved in a Parent Change of Control Transaction (as defined in the Exchange Agreement) or (iii) such activities as are incidental to the foregoing.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Additional Holders. To the extent that Impala validly transfers any or all of its Common Units to any of its Affiliates in a transaction in accordance with, and not in contravention of, the LLC Agreement, the Exchange Agreement or the Registration Rights Agreement, as applicable, then such Affiliate transferee (each, a “Permitted Transferee”) shall be required, in connection with such transaction, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit A hereto, whereupon such Permitted Transferee shall become a Holder hereunder.

Section 4.02 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a) if to Parent to:

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA. 30328

Attention: Lauren Tashma

Email:                lauren.tashma@graphicpkg.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: William Scott Ortwein

Email: scott.ortwein@alston.com

(b) if to Impala, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: General Counsel

Email:        sharon.ryan@ipaper.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:  Jeffrey J. Rosen

                  Michael A. Diz

Email:        jrosen@debevoise.com

                  madiz@debevoise.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 4.03 Authority; No Conflict.

(a) Each of the parties hereto represents to the other that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

(b) Each of the parties hereto represents to the other that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice decree, statute, law, ordinance, rule or regulation applicable to such party or to such party’s property or assets.

Section 4.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 4.05 Governing Law; WAIVER OF JURY TRIAL; Jurisdiction; Specific Performance.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c) ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 4.05, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS

BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 4.05 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 4.02, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(d) In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

Section 4.06 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 4.07 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that the Agreement shall be assigned (in whole or in part, as applicable) to any Permitted Transferee to whom Common Units are transferred in accordance and compliance with the LLC Agreement and the Exchange Agreement.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 4.08 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 4.09 Entire Agreement. This Agreement and, as applicable, the other Transaction Agreements, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 4.10 Amendment. This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by (i) each of Parent and (ii) the Holders of a majority of the outstanding Common Units entitled to be exchanged pursuant to the Exchange Agreement.

Section 4.11 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

GRAPHIC PACKAGING HOLDING COMPANY

By:	/s/ Michael P. Doss
Name:	Michael P. Doss
Title:	President and Chief Executive Officer

GRAPHIC PACKAGING INTERNATIONAL PARTNERS, LLC

By:	/s/ Michael P. Doss
Name:	Michael P. Doss
Title:	President and Chief Executive Officer

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President
Corporate Development

[Signature Page to the Governance Agreement]